UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 4, 2010

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13710 FNB Parkway Omaha, Nebraska	68154-5200
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(877) 290-2772

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Today, February 4, 2010, Great Lakes Gas Transmission Limited Partnership (“Great Lakes”) filed a cost and revenue study in response to the Federal Energy Regulatory Commission's (“FERC”) November 19, 2009 order (“November 19, 2009 Order”) in FERC Docket No. RP10-149 (“GL Rate Proceeding”). The cost and revenue study filed today shows that restated rates on Great Lakes’ system should be above Great Lakes’ current rates.

As previously reported in our Form 8-K filed on November 19, 2009, the November 19, 2009 Order instituted an investigation, pursuant to Section 5 of the Natural Gas Act, to determine whether the rates currently charged by Great Lakes are just and reasonable.  The FERC alleged, based on a review of certain historical information, that Great Lakes’ revenues might substantially exceed Great Lakes actual cost of service and therefore may be unjust and unreasonable.

A hearing in the GL Rate Proceeding is scheduled for early August 2010 and an initial decision by the Administrative Law Judge is expected in November 2010.   Should the FERC determine that Great Lakes' rates are not just and reasonable; the FERC could order Great Lakes to prospectively reduce its rates.

In our Form 8-K filed on November 4, 2009 and further discussed in our Form 10-Q for the quarter ended September 30, 2009, we reported that Great Lakes has approximately 515 thousand dekatherms per day (MDth/d) of long haul capacity under contract expiring on October 31, 2010, some of which is subject to rights of first refusal, which may be renewed.  Additionally, there is approximately 200 MDth/d of short haul capacity expiring in 2010, some of which is subject to rights of first refusal, which may be renewed.  Great Lakes may discount transportation capacity as needed to optimize revenue.  The cost and revenue study filed today reflects the increased risk of de-contracting on the Great Lakes system which may result in decreases to overall long term, daily and short term firm transportation revenues, and interruptible transportation revenues, as compared to prior periods.

TC PipeLines, LP (the “Partnership”) owns a 46.45 per cent general partner interest in Great Lakes. The other 53.55 per cent partner interest in Great Lakes is owned by TransCanada.  The general partner of TC PipeLines, LP is TC PipeLines GP, Inc., a wholly-owned subsidiary of TransCanada.

Cautionary Statement Regarding Forward-Looking Information
This Form 8-K may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” “cannot predict” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the positions taken by the FERC, interveners, the Administrative Law Judge in the GL Rate Proceeding, the demand for Great Lakes transportation in the future, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes to recontract its available capacity on competitive terms, decisions by the operator of Great Lakes regarding operational matters, the failure of a shipper on Great Lakes to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, success of other pipelines competing with Great Lakes by bringing competing U.S. sourced gas to Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP by: TC PipeLines GP, Inc., its general partner
By: /s/ Donald J. DeGrandis Donald J. DeGrandis Secretary

Dated:  February 4, 2010